Exhibit 99.1

Best Buy to Sell its Five Star Business in China

MINNEAPOLIS – Dec. 4, 2014 – Best Buy Co., Inc. (NYSE:BBY) today announced that it has entered into a definitive agreement for the sale of its Five Star business to the Jiayuan Group, a prominent China-based real estate firm led by Chairman Yuxing Shen. This sale does not affect Best Buy’s private label operations in China.

“Over the last two years we have worked to improve our business in China and are proud of the progress we have made there,” said Hubert Joly, president and chief executive officer of Best Buy. “We were recently approached by Jiayuan Group, a respected Chinese investment group, which offered to acquire the business with plans to further expand it. The Jiayuan Group has agreed to work with Five Star Chief Operating Officer Yiqing Pan, who will become chief executive officer of Five Star. Mr. Pan has been with the business for many years and has a deep respect for Five Star employees, as well as a vested interest in continuing to work with them to build a stronger presence in China,” Joly said.

“The sale of Five Star does not suggest any similar action in Canada or Mexico. Instead, it allows us to focus even more on our North American business. We will also continue to invest in and grow our China-based private label operations, with brand names that include Dynex, Insignia, Modal, Platinum and Rocketfish,” Joly added.

Best Buy entered the Chinese retail market by purchasing a majority interest in Jiangsu Five Star in 2006 and now operates 184 stores in China, all under the Five Star brand. The transaction, which is subject to regulatory approval, is expected to close in the first quarter of fiscal 2016. The sale of the Five Star business is not expected to have a material impact on the results of operations, financial position or cash flow of Best Buy.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Factors that could cause such differences include: uncertainties regarding the expected benefits from and effects of the transaction; the parties’ ability to satisfy the other conditions and terms of the transaction, and to execute the transaction in the estimated time frame, if at all; and other risks and uncertainties, including those detailed from time to time in the registrant’s periodic reports (whether under the caption Risk Factors or Forward-Looking Statements or elsewhere). The registrant assumes no obligation to revise or update any forward-looking statement, except as otherwise required by law.

Investor Contact:

Mollie O'Brien
(612) 291-7735 or Mollie.obrien@bestbuy.com

Media Contact:

Amy von Walter
(612) 437-5956 or Amy.vonwalter@bestbuy.com